Exhibit 99.2

Susan Salka President & CEO AMN Healthcare Services, Inc. 12400 High Bluff Drive San Diego, California 92130	January 3, 2011

Dear Susan,

It is with some sadness that I submit my resignation as CFO of AMN Healthcare to be effective on a date we mutually agree upon during the next two months. While I did originally plan to be with AMN longer, I have been offered an exciting opportunity with Cressey & Co., a private equity firm, as an operating partner. This is a firm I have worked with in the past and am excited by the opportunity and potential this role offers. This is a role I have looked at over the years with a great deal of interest that offers significant diversity in the healthcare arena and leverages my experience in both the provider and payer space.

I believe now is also an appropriate time to make this move as the finance team is very capable and the emphasis over the next year will be on expense management and efficiency while the company assimilates the recent Medfinders acquisition. While it is certainly the ultimate judgment of you and the Board, I am very confident that Brian Scott is ready and able to fulfill the CFO needs of the company under your leadership. Brian has been very involved in investor and lender activities, the integration of Medfinders and the planning for 2011. Brian’s knowledge of the current business of AMN and his quick study on areas such as Home Health are recognized by everyone and I have relied on him in this regard.

More broadly, while I have been with AMN for only a year and a half, I have been impressed with the team here and the emphasis on delivering value and quality. It is this characteristic that will return the value to our shareholders, of which I am one and expect to remain. From the outset, we have talked about effective cost management, particularly given the economic environment, while not forsaking the need to ensure the organization is positioned to capture the greatest market share as the economy returns. I believe that AMN is so positioned. It is clear to me that you and the Board of Directors have these same views and values and are unwavering in accomplishing the objectives set out and delivering shareholder value. I have enjoyed being part of the AMN family and value the relationships I have built here and look forward to keeping in touch as AMN flourishes.

Thank you again for the opportunity to work with you and the AMN team.

/s/ Bary G. Bailey